Exhibit 99.1

LOS ANGELES, California, May 7, 2013 — Air Lease Corporation (NYSE: AL) announced today the closing of a 4 year unsecured revolving bank credit facility for $1.7 billion priced at LIBOR +1.45%, with no LIBOR floor.

This new facility amends and updates our existing bank facility, by increasing the size from $1.1 billion to $1.7 billion, extending the availability period from 3 years to 4 years to May, 2017, and reducing the pricing from LIBOR +1.75% with no LIBOR floor and an undrawn fee of 37.5 basis points to LIBOR +1.45% with no LIBOR floor and a 30 basis point facility fee.

This revolving credit line was arranged by 8 joint bookrunners: J.P. Morgan Securities, BMO Capital Markets, Citigroup Global Markets, Credit Suisse Securities (USA), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, RBS Securities, and Wells Fargo Securities. The number of participating banks increased from 19 to 26 in the facility.

“ALC is pleased to announce the closing of our amended syndicated unsecured revolving credit facility. We are grateful for the continuing support from our banking group as we continue expanding our global business,” said Gregory B. Willis, Senior Vice President and Chief Financial Officer of Air Lease Corporation. “This credit facility further strengthens our balance sheet and increases our access to attractively priced capital.”

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Investors:
Ryan McKenna
Assistant Vice President
Strategic Planning and Investor Relations
Email: rmckenna@airleasecorp.com

Media:
Laura St. John
Media and Investor Relations Coordinator
Email: lstjohn@airleasecorp.com